UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Lee, V. Paul
   209 Redwood Shores Parkway


   Redwood City, CA  94065-1175
2. Issuer Name and Ticker or Trading Symbol
   Electronic Arts (ERTS)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   11/25/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   COO, World Wide Studio
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  11/25/02    M        50,000 (1)    A  $12.5000                    D  Direct
Common Stock                                  11/25/02    S        50,000 (1)    D  $68.0600                    D  Direct
Common Stock                                  11/25/02    M        30,000 (1)    A  $11.7500                    D  Direct
Common Stock                                  11/25/02    S        30,000 (1)    D  $68.0600     2,207          D  Direct
Common Stock                                                                                     15,000         I  By VPL Investment
                                                                                                                   s

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $11.7500        11/25/02       M                          30,000 (1)       (2)
(right to buy)
Non-Qualified Stock Option     $12.5000        11/25/02       M                          50,000 (1)       (3)
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     11/25/02  Common Stock                   30,000                    0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/25/02  Common Stock                   50,000                    0             D   Direct
(right to buy)

Explanation of Responses:

(1)
Class A Common Stock
(2)
Vests 20% a year for 5 years.
(3)
Fully vested and exercisable.

SIGNATURE OF REPORTING PERSON
/S/ By: Rochelle Gatt, Attorney in Fact
    For: V. Paul Lee
DATE 11/25/02